UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May19, 2014

CAPELLA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-175188	20-2767829
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Corporate Centre Drive, Suite 200 Franklin, Tennessee		37067
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (615) 764-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of May 19, 2014, in accordance with the terms of that certain Stockholders Agreement, dated as of May 4, 2005, as amended, by and among Capella Holdings, Inc. (“Holdings”) and the investors named therein (the “Stockholders Agreement”), J. Thomas Anderson was removed from the Board of Directors of both Holdings and Capella Healthcare, Inc. (the “Company”) because he ceased to be employed by Holdings, the Company or their subsidiaries.

In connection with Mr. Anderson’s removal and in accordance with the terms of the Stockholders Agreement, Michael A. Wiechart was elected to the Board of Directors of both Holdings and the Company on and effective as of May 19, 2014. As of the time of this disclosure, Mr. Wiechart has not been, and is not expected to be, named to any committees of the Board of Directors of either Holdings or the Company.

Mr. Wiechart, age 48, currently serves as President and Chief Executive Officer of the Company. Mr. Wiechart previously served as Senior Vice President and Chief Operating Officer of the Company from May 2009 to January 2014. From February 2004 to May 2009, Mr. Wiechart served as a Group President and Division President of LifePoint Hospitals, Inc. (“LifePoint”). He also served as a Division Chief Financial Officer of LifePoint from May 1999 until February 2004. Prior to that time, Mr. Wiechart served as vice president/operations controller of Province Healthcare and in various financial positions with affiliates of HCA Holdings, Inc. Mr. Wiechart earned a Bachelor of Science degree in Accounting from the University of Kentucky. Mr. Wiechart also earned a Lean Healthcare certification from the University of Tennessee at Knoxville.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capella Healthcare, Inc.

By:	/s/ Denise W. Warren
Denise W. Warren
Executive Vice President, Chief Financial Officer and Treasurer

Date: May 23, 2014